                                                                   Exhibit 10.13

PREMIUM STANDARD FARMS LOGO

Premium Standard Farms
805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105-1307

Phone:  (816) 472-7676
Fax:    (816) 843-1450
                                                                November 7, 2003

Mr. Robert Morris
1889 Laurel Lane
Germantown, TN  38139

Dear Richard:

I would like to take this opportunity to thank you again for continuing to discuss career opportunities for you at Premium Standard Farms, Inc. Richard, we are convinced that you will be a good fit and will enhance the PSF team. We also believe that PSF will provide a challenging opportunity for you going forward.

On behalf of Premium Standard Farms, I am pleased to confirm our offer to join our Company as Vice President, Sales and Marketing, at an annual salary of $200,000 ($16,666.66 per month). As discussed earlier, this position reports to Bo Manly, President, Premium Standard Farms, Inc.

In addition to the salary discussed above you will be entitled to the following benefits:

     o    Starting bonus of $100,000 to be paid during first week of employment.

     o Participation in the Premium Standard Farms Annual Bonus Plan at a target level of 40%. For fiscal year 2004, 50% or $40,000 of the annual bonus is guaranteed.

     o Participation in the Long-Term Incentive Program at a rate of 55% of base annual salary.

     o Stock options totaling 571.43 shares (requires Board approval in December 2003).

     o    Company vehicle per our policy of up to a $30,000 value.

     o    Twenty (20) days of paid time off per year.

     o Severance agreement entitling you to full pay for five (5) years from the date you start employment with PSF. Voluntary resignation, theft, etc. will void agreement. (Actual agreement to follow)

     Relocation, including packing and transporting of household goods, will be covered by the Company and includes temporary living of up to 90 days. In addition to the above, you will be offered the standard benefit package including Medical, Dental, Short and Long Term disability, Life insurance, Vision, etc. as outlined in the materials sent to you earlier.

     This offer is contingent upon satisfactory completion of a pre-employment drug test, which we will arrange with you at your convenience.

     Richard, we believe that Premium Standard Farms offers you the challenges you are looking for in an environment that is quick to make decisions and one where all employees are encouraged to learn and do more than thought possible. We look forward to your joining our team and helping to make PSF an even greater place. If you have any questions or would like any additional information, please do not hesitate to call me at 816-843-1441.

     Sincerely,



     /s/ Jeff Gough

     Jeff Gough
     Vice President Human Resources

     JKG:mkj

     Enclosures







     ACCEPTANCE BY RICHARD MORRIS:



     SIGNATURE: /s/ Richard Morris             DATE:         11/9/2003
                ----------------------------         ---------------------------